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SYNOVUS FINANCIAL CORP.(R)



For Immediate  Release

Contact: Patrick A.  Reynolds                  Jason M. Brady
         Director of Investor  Relations       Associate Director of Investor
                                               Relations
         (706) 649-4973                        (706) 649-5220

     SYNOVUS FINANCIAL CORP. ANNOUNCES 22.2% INCREASE IN QUARTERLY DIVIDEND

     Columbus, GA, March 9, 1998 - Today, Synovus Financial Corp. (NYSE - "SNV"), the Columbus,Georgia, based multi-financial services company, announced a 22.2% increase in the quarterly cash dividend of Synovus common stock. The quarterly cash dividend will be increased to $0.11 from $0.09, payable on April 1, 1998, to shareholders of record as of March 20, 1998.

     Commenting on the increase, James H. Blanchard, Chairman of the Board and CEO, stated, "We are proud to increase our cash dividend for the 22nd consecutive year. This increase reflects the Board of Directors' confidence in our future and our commitment to maximize the total return of our common stock to our shareholders." The cash dividend paid to shareholders has increased at an annual compound growth rate of 20.9% for the last five years and 17.2% for the past ten years.

     Synovus Financial Corp. (Syn o vus) is a $9.3 billion asset, multi-financial services company composed of 34 banks serving communities throughout Georgia, Alabama, Florida and South Carolina; an 80.7% ownership of Total System Services, Inc. (NYSE - "TSS") (www.totalsystem.com), one of the world's largest credit, debit, commercial and private-label card processing companies; Synovus Trust Company, one of the Southeast's largest providers of trust services; Synovus Securities, Inc., a full-service brokerage firm; and Synovus Mortgage Corp., which offers mortgage services throughout the Southeast. Synovus Financial Corp. is a component of the Standard and Poors 500 index and has been named the 11th best place to work in America by FORTUNE magazine. The name "Synovus" was created by the combination of synergy and novus - synergy, meaning the interaction of separate components such that the total effect is greater than the sum of its parts and novus (Latin for "new"), meaning usually of superior quality and different from the others listed in the same category. Synovus' Internet address is www.synovus.com.

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                        Post Office Box 120 / Columbus,
                           GA 31902http://www.snv.com